Exhibit 10.1

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LICENSE AGREEMENT

______________________________________________________________

CAF®09b Patent, Know How & Trademark Licence Agreement

______________________________________________________________

DATED 27 June 2024

between

(1)    Statens Serum Institut

- and -

(2)    Evaxion Biotech A/S

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TABLE OF CONTENTS

1. DEFINITIONS	4
2. GRANT OF LICENCE	12
3. SUBLICENSING & SUB-CONTRACTING	12
4. PROVISION OF KNOW HOW	13
5. PROVISION OF LICENSED ADJUVANT	14
6. PAYMENTS	14
7. PAYMENT TERMS	18
8. RECORDS AND INSPECTIONS	19
9. REGULATORY	20
10. NO IMPLIED LICENCES	21
11. MANAGEMENT OF PATENT RIGHTS	21
12. INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS	21
13. CONFIDENTIALITY	22
14. WARRANTIES & REPRESENTATIONS	24
15. LIMITATION OF LIABILITY	26
16. TERM AND TERMINATION	27
17. CONSEQUENCES OF EXPIRY OR TERMINATION	28
18. GENERAL	30
SCHEDULE 1: LICENSED PATENTS	37
SCHEDULE 2: Licensed ADJUVANT & Licensed Know How	39
SCHEDULE 3: PROGRESS REPORT	40
SCHEDULE 4: SUMMARY TEMPLATE	41

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THIS “CAF®09b, PATENT, KNOW HOW & TRADEMARK LICENSE AGREEMENT” (this “Agreement”) is made on the 27 of June 2024 (the “Effective Date”)

BETWEEN:

(1)	Statens Serum Institut, CVR No. DK 4683 7428, a public institute under the Danish Ministry for Health, whose registered office is at Artillerivej 5, DK-2300 Copenhagen S, Denmark (“SSI”); and

(2)	Evaxion Biotech A/S, CVR No. DK 3176 2863, a company incorporated under the laws of Denmark with its registered office at Dr Neergaards Vej 5F, DK-2970 Hørsholm, Denmark (“Evaxion”).

Each of SSI and Evaxion is sometimes referred to individually herein as a “Party” and collectively as the “Parties”.

RECITALS

(A)	SSI, being an independent institute under the auspices of the Ministry of Health concerned with strengthening human health through disease control and research, has developed a number of proprietary liposomal adjuvant formulations, including the Licensed Adjuvant, as defined below;

(B)	Evaxion is a privately owned biotechnology company that has developed a proprietary technology platform, PIONEER, for the identification of antigens and neo-epitopes for vaccines using artificial intelligence, including the identification of DNA sequences encoding mutant tumor neo-antigens, which sequences may be selected on a patient-by-patient basis (personalized medicine);

(C)	SSI and Evaxion are, together with Third Parties, as defined below, collaborating on developing an anti-cancer vaccination strategy comprising design of a Vaccine, as defined below, by application of Evaxion’s proprietary PIONEER platform, which strategy has been developed with the support of Innovations Fund Denmark under the NeoPepVac project, File# 7051-00010A, (the “Project”);

(D)	Based on the Parties’ background and Project developed foreground technology, SSI accommodated Evaxion’s request for a license enabling further development and commercialization by Evaxion and/or Third Parties to be contracted by Evaxion, of one or more anti-cancer Vaccines, and for this purpose the Parties entered into a “CAF®09b Supply, Patent, Know How & Trademark License Agreement” dated 30 November 2020, (the “Original License Agreement”);

(E)	SSI has on 18 March 2021 entered into an exclusive license agreement with Croda Denmark A/S, Elsenbakken 23, DK-3600 Frederikssund, Denmark (Company registration No. CVR. 36058714) (the “Commercial Supplier”) The Commercial Supplier is the manufacturer of Licensed Adjuvant in commercial quantities on the basis of Know How Controlled by SSI, enabling a single source Licensed Adjuvant supply for commercial use directly to Third Parties. Thereby SSI has been removed from the Licensed Adjuvant supply chain, and thereby implementing the “Preferred Model” as specified in the Original License Agreement, although remain being Manufacturing Know How, as defined below, licensor vis-à-vis the Commercial Supplier and Application Know How, as defined below, licensor vis-à-vis Evaxion;

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(G)	Evaxion and SSI have been assigned [****] of the Joint Patents, as defined below, [****]. Evaxion and SSI [****].

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS

In this Agreement the following words and expressions have the following meanings:

1.1	“Affiliate” means any entity that directly or indirectly Controls, is Controlled by, or is under common Control with another entity, for so long as such Control exists;

1.2	“Application Know How” means non-patented information vested in or Controlled by SSI on the application of Licensed Adjuvant and medicinal products to be administrated together or in combination with Licensed Adjuvant, as such Application Know How has been set out in Schedule 2, Part B, hereto or as amended by SSI during the Term hereof;

1.3	“Business Day” means any day other than a Saturday or Sunday on which banking institutions in the Kingdom of Denmark are open for business;

1.4	“Calendar Year” means a period of four consecutive Quarters ending on 31 December;

1.5	“Combination Product” shall mean a Vaccine sold or co-formulated with one or more other active pharmaceutical ingredients for prophylactic and/or therapeutic use in the Licensed Field, which other active pharmaceutical ingredients do not comprise a Vaccine;

1.6	“Commercial Supplier” has the meaning set forth in Recital (E) above;

1.7	“Control” means:

(i)	in respect of Affiliates: (a) in the case of companies and corporations “Control” and “Controlled” means beneficial ownership of more than fifty percent of the voting stock, shares, interest, or equity in an entity; or (b) in the case of any other legal entity, “Control” and “Controlled” shall exist through the ability to directly or indirectly control the management and/or business of the legal entity; and

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(ii)	in respect of intellectual property and Know How whether owned by or licensed to an entity, the possession of the legal right and ability to grant the respective licences or sub-licences as provided herein without violating the terms of any agreement or other arrangement with any Third Party. For clarity, no Party (or Affiliate of a Party, as applicable) shall be deemed to Control any Know How or intellectual property by virtue of the license grants to that Party from or by the other Party as set forth in this Agreement;

1.8	“Confidential Information” has the meaning set forth in Clause 13.1;

1.9	“Disclosing Party” has the meaning set forth in Clause 13.1;

1.10	“Exclusive” means, with respect to exploitation of the License in the Territory, that only Evaxion, its Affiliates and its Sub-licensees, to the exclusion of SSI and its Affiliates, have the right to exploit and commercialize Vaccines for prophylactic and/or therapeutic use in the Licensed Field;

1.11	“First Commercial Sale” means the first sale, transfer or disposition for value of a Vaccine in the EU or the USA of a Vaccine having received Product Approval in and for such jurisdiction, provided, that, the following shall not constitute a First Commercial Sale:

a)	any sale by Evaxion to an Evaxion Affiliate;

b)	any use of a Vaccine in clinical trials, pre-clinical studies or other research or development activities, or;

c)	the disposal or transfer of Vaccine for a bona fide charitable purpose, including compassionate use and/or “named patient sales”;

1.12	“Interim Supplier” means a limited number of specialized work-for-hire SSI engaged sub-contractors currently manufacturing Licensed Adjuvant in such quantities as SSI may require for development purposes, each of which sub-contractors are contributing to the Licensed Adjuvant manufacturing process by carrying out individual manufacturing steps for an on behalf of SSI;

1.13	“Joint Patents” means Evaxion’s and SSI’s jointly owned PCT/EP2020/050058, and derived regional and national filings as described in Appendix 1, and any international or foreign patent application corresponding to either of the foregoing, and any divisional, continuation, or reexamination application, and each patent that issues or reissues from any of these patent applications. “Joint Patents” include any claim of any continuation-in-part (CIP) patent applications that are entirely supported in the parent application’s original specification and entitled to the parent application’s priority date.

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.14	“Know How” means 1) Application Know How, and 2) Manufacturing Know How;

1.15	“Licence”means the licence granted under Clause 2.1;

1.16	“Licensed Adjuvant” means SSI’s proprietary cationic adjuvant formulation referred to as CAF®09b and as described in Schedule 2, Part A;

1.17	“Licensed Field” means the prophylactic and/or therapeutic treatment of any cancer in humans;

1.18	“Manufacturing Know How” means non-patented information vested in or Controlled by SSI and relating to the manufacturing of Licensed Adjuvant;

1.19	“Net Sales” means, with respect to a Vaccine for any period, the total amount billed or invoiced on sales of such Vaccine or received (only to be included in the calculation once, if both invoiced and received, irrespective of whether invoiced and received within the same period or in two (2) separate periods) during such period by Evaxion or its Affiliates to Third Parties in the Territory, less (without duplication) the following normal and customary deductions to the extent they are effectively paid or incurred or allowed and included on the invoice price:

(i)	trade, cash, and quantity discounts applied within the ordinary course of business which are actually granted or accrued (and subsequently booked);

(ii)	price reductions or rebates, retroactive or otherwise, imposed by, negotiated with, or otherwise paid to governmental authorities;

(iii)	taxes on sales (such as sales, value added, or use taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced;

(iv)	credits, allowances or refunds granted for billing errors, damaged, outdated, returned, rejected or recalled Vaccine;

(v)	insurance, customs charges, freight, shipping and other transportation costs incurred in shipping Vaccine, to the extent not reimbursed by a Third Party;

Net Sales shall not include the value of Vaccine transferred or disposed for charitable, pre-clinical, clinical, regulatory, or governmental purposes (other than sales that are paid or reimbursed by government payors), unless Evaxion or its Affiliates receive a consideration for such transfer or disposition, in which case such consideration shall be included subject to the principles set out in this definiton. Net Sales shall not include sales between Evaxion and its Affiliates.

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For the purpose of calculating Net Sales of Vaccines forming part of any Combination Products, where the Vaccine is sold separately in the same country as the Combination Product, the amount billed, invoiced or received for such Vaccine forming part of a Combination Product shall be calculated by multiplying the amount billed or invoiced for the Combination Product with the fraction A/(A+B), where A is the selling price in such country of a Vaccine, when sold separately for the same dosage as contained in the Combination Product, and B is the selling price in such country of any other active pharmaceutical ingredients in the Combination Product, when sold separately for the same dosage (or form) as contained in the Combination Product. All selling prices of the elements of such Combination Product shall be calculated as the average selling price of the said elements during the applicable accounting period for which the Net Sales are being calculated. In the event that, in any country, no separate sale of either such above-designated Vaccine (sold separately) or any one or more of the active pharmaceutical ingredients included in such Combination Product are made during the accounting period in which the sale was made, or if the net selling price for an active ingredient cannot be determined for an accounting period, Net Sales allocable to the Vaccine in a Combination Product in each such country shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining same that takes into account, on a country-by-country basis, all relevant factors (including variations in potency, the relative contribution of each active ingredient in the combination, and relative value to the end user of each active ingredient).

If non-monetary consideration is received by Evaxion or its Affiliates for any Vaccine in a given country, Net Sales will be calculated based on the average price charged for such Vaccine in such country, as applicable, during the preceding royalty period, or in the absence of such sales, transfers or other distributions, the fair market value of the Vaccine in such country, as applicable, as determined by the Parties in good faith. If the Parties are unable to reach such an agreement, the Parties shall refer such matter to a jointly selected Third Party with expertise in the pricing of pharmaceutical products that is not, and has not in the past five (5) years been, an employee, consultant, legal advisor, officer, director or stockholder of, and does not have any conflict of interest with respect to, either Party for resolution.

Subject to the above, Net Sales shall be calculated in accordance with GAAP or IFRS accounting standards applied by such party;

1.20	“Non-Project Vaccine” means a Vaccine targeting patients with other cancers than melanoma, non-small-cell lung carcinoma, and bladder cancer.

1.21	“Option to License Agreement” means an agreement between Evaxion and a Third Party pursuant to which the Third Party is granted an option to acquire a Sub-license Agreement upon the fulfilment of one or more specified conditions, such as, but not limited to, the issue of an option exercise notice.

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1.22	“Original License Agreement” has the meaning set forth in Recital (D) above;

1.23	“Out-of-Pocket Costs” means expenditures actually defrayed by a Party by payment to a Third Party (including authorities) for supply of products, rendering of services, filing, prosecution, and maintenance of the Patent Rights in the Territory, or grant of authorisations by such Third Party, less any subsequent reimbursements received by the payor;

1.24	“Patent Rights” means any and all rights of SSI and its Affiliates in and to the patents listed in Schedule 1, whether Controlled wholly or partly by SSI or its Affiliates, as well as rights in and to derived applications, and patents issued on the basis thereof, and any foreign counterparts thereof, including all provisional applications, divisions, renewals, continuations, continuations-in-part, extensions, reissues, re-examinations, substitutions, confirmations, registrations, revalidations, and additions of or to them, as well as any patent term extension, or like form of protection, whether on file with the appropriate governmental agencies as of the Effective Date or at any time during the term of this Agreement, all provided that such positions stipulate claim(s) not going beyond the claims made in the patents listed in Schedule 1;

1.25	“Personnel” means officers, employees, consultants, agents, representatives, contractors and advisers acting for and on behalf of a Party;

1.26	“Phase 1 Clinical Trial” means a clinical trial of a Vaccine candidate in man that provides for the first use in man of such product with the primary purpose of determining safety and/or clinical pharmacology of such Vaccine candidate, to the extent such trial is / trials are being executed as per a protocol classifying the trial as a Phase 1 trial;

1.27	“Phase 2 Clinical Trial” means a study of Vaccine candidate properties in patients in a particular indication designed to:

(i)	demonstrate clinical efficacy and validity of the therapeutic concept of a Vaccine; and/or,

(ii)	identify the safe and effective dose range of the product for the particular indication; and/or,

(iii)	support further investigation of the safety and efficacy of the product in the particular indication in a Phase 3 Clinical Trial;

to the extent such trial is/trials are being executed as per a protocol classifying the trial as a Phase 2 trial, incl. 2A and 2B trials;

1.28	“Phase 3 Clinical Trial” means a study of Vaccine candidate properties in patients in a particular indication designed to:

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(i)	establish that the License Vaccine candidate is safe and efficacious for its intended use; and/or,

(ii)	define warnings, precautions, and adverse reactions that are associated with the use of the Vaccine candidate in the dosage range to be prescribed; and

(iii)	support Product Approvals for such Vaccine;

to the extent such trial is trials are being executed as per a protocol classifying the trial as a Phase 3 trial;

1.29	”Preferred Model” shall have the meaning set forth in the Original Licence Agreement;

1.30	“Product Approval” means, in relation to any particular jurisdiction, any and all approvals (excluding price and reimbursement approvals), licences, registrations, or authorisations of any country, federal, supranational, state, or local regulatory agency, department, bureau, or other government entity that are necessary for the manufacture, use, storage, import, transport, or sale of a Vaccine in such jurisdiction; provided however that Product Approval shall also mean approval by the competent authority in a given jurisdiction for a Vaccine to be sold without first being approved, e.g. for emergency stocking, defence or bio terror preparedness purposes, and similar, and irrespective of the clinical development stage reached for such Vaccine;

1.31	“Project Vaccine” means a Vaccine, the development of which is initiated under the Project, targeting patients with melanoma, non-small-cell lung carcinoma, or bladder cancer;

1.32	“Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31, except that the first Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of March 31, June 30, September 30 or December 31 after the Effective Date and the last Quarter shall end on the last day of the Term;

1.33	“Receiving Party” has the meaning set forth in Clause 13.1;

1.34	“Remaining Payment” has the meaning set forth in Clause 6.4(e);

1.35	“SSI Licensee” has the meaning set forth in Clause 6.4(d);

1.36	“Sub-licence Agreement” means an agreement between Evaxion and a Third Party that grants to such Third Party the right to develop and/or commercialise a Vaccine within the scope of the License and this Agreement as further specified in Clause 3. For the avoidance of doubt, an Option to License Agreement is not to be considered a Sub-license Agreement, whereas a right to develop and/or commercialise a Vaccine within the scope of the License and this Agreement granted by Evaxion to a Third Party upon the Third Party’s exercise of the option for such right under an Option to License Agreement shall be regarded a Sub-license Agreement, but only from the date of the granting of such right pursuant to the exercise of the option, i.e. not the date of the Option to License Agreement;

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.37	“Sub-licence Income” means any and all gross income received by Evaxion or its Affiliates in consideration for (i) the grant of a Sub-licence Agreement, (ii) the grant of an Option to License Agreement, (iii) the exploitation by a Third Party of a Sub-license Agreement, or (iv) the grant of letters of intent and any other non-binding document or arrangement that has as its main object the prospect of the entering into of a Sub-license Agreement or an Option to License Agreement. Irrespective of the foregoing, and the below, funding granted by non-profit or governmental organisations, including foundations such as Innovation Fund Denmark, Vaekstfonden, etc., and which do not request any Vaccine, other than for non-commercial use, or a Sub-license Agreement as a condition for the grant of funding, shall not be considered Sub-license Income. Sub-licence Income includes, but is not limited to, income received from a Sub-licensee under a Sub-license Agreement or a Third Party under an Option to License Agreement in the form of upfront payments, milestone payments and royalty payments, and also includes equity, or other forms of payment received in lieu of cash. Non-cash assets shall be included in the calculation of Sub-license Income at their market price on the date of receipt and if such market price is not verifiable on the basis of available market information (e.g. the price of shares in a listed company), the Parties shall in good faith discuss and agree to the applicable market price. Notwithstanding the former, payments covering Evaxion’s direct costs incurred for research and development activities carried out by Evaxion on behalf of Sub-licensee in respect of a Vaccine, shall be excluded from the calculation of Sub-license Income as shall payments effectively made by Evaxion and covering Evaxion’s direct non-reimbursable costs incurred for Patent Right prosecution and/or enforcement proceedings undertaken by Evaxion on behalf of Sub-licensee in respect of Patent Righs comprised by the Sub-license Agreement, provided that such costs are solely attributable to maintenance of the Sub-license Income;

1.38	“Sub-licensee” means any Third Party to whom Evaxion has granted a sub-licence under the Licence to develop and/or commercialize a Vaccine;

1.39	“Term” means the period from the Effective Date to the termination or expiry of this Agreement;

1.40	“Territory” means worldwide;

1.41	“Third Party” means a legal or natural person, including governmental authorities, that is not a Party or an Affiliate of a Party to this Agreement;

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1.42	“Third-Party License” has the meaning set forth in Clause 6.4;

1.43	“Trademark” means CAF®: European Community Trademark Registration No. 1468370, US Trademark Registration No. 5870687, Danish Trademark Registration No. VR201802; Indian Trademark Registration No. 1468370; United Kingdom Trademark Registration No. UK0080146. and CTPO (China) Trademark Registration No. 1468370;

1.44	“Vaccine” means a medicinal product comprised by one or more of the Patent Rights for prophylactic and/or therapeutic use in the Licensed Field comprising at least one peptide with an amino acid sequence derived from a tumor neoantigen identified by use of Evaxion’s proprietary neo-antigen identification technology, PIONEER, and administrated together or in combination with Licensed Adjuvant. A Vaccine may comprise either a Project Vaccine or a Non-Project Vaccine;

1.45	“Valid Claim” means a claim or pending claim of the Patent Rights, including claim under a patent application, that has not: (a) expired, been canceled or withdrawn; (b) been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction over such claim, which decision is not reversed and is unappealable or un-appealed within the time allowed for appeal; (c) been admitted to be invalid or unenforceable through disclaimers, consent decrees or otherwise, or surrendered during a reissue or reexamination; or (d) been abandoned.

1.46	In this Agreement:

1.46.1	unless the context otherwise requires all references to a particular Clause, paragraph, or Schedule shall be a reference to that Clause, paragraph, or Schedule, in or to this Agreement as it may be amended from time to time pursuant to this Agreement;

1.46.2	the table of contents and headings are inserted for convenience only and shall not affect the interpretation of any provision of this Agreement;

1.46.3	unless the contrary intention appears, words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

1.46.4	unless the contrary intention appears, words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust, association, organisation, or other entity, in each case whether or not having separate legal personality;

1.46.5	reference to the words “include” or “including” are to be construed without the limitation to the generality of the preceding words; and

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1.46.6	reference to any statute or regulation includes any modification or re-enactment of that statute or regulation.

2.	GRANT OF LICENCE

2.1	Subject to the provisions of this Agreement, SSI hereby grants to Evaxion a royalty-bearing license under the Patent Rights and the Application Know How (the “License”). As per the License, Evaxion and its Affiliates may import, have imported, export, have exported, formulate or have formulated, commercialise, market, use, offer for sale, sell, have sold, supply, or have supplied Vaccines, but not, on a stand alone basis, the Licensed Adjuvant. The License specifically excludes any manufacturing rights to and Trademark rights for the Licensed Adjuvant, and further excludes any research and development in relation to Licensed Adjuvant other than where such research and development is in connection with and for the purpose of research and development in respect of Vaccine. Evaxion may exploit the License itself and/or by entering into Sub-license Agreements as per Clause 3 below.

2.2	Exclusivity: The License granted as per Clause 2.1 shall be Exclusive, provided however that SSI reserves the right to, on behalf of itself and/or any other non-profit research institution, including all Danish public hospitals and clinics, to practice the Patent Rights, the Know How and the Trademark in the Licensed Field for any non-commercial educational and non-commercial research purposes, including sponsored research and collaborations. This reservation of rights includes the right to allow public hospitals and clinics to practice the Patent Rights, the Know How and the Trademark for such purposes. Evaxion, its Affiliates, Sub-licensees and any Third Party deriving rights from Evaxion directly or indirectly will have no right to enforce the Patent Rights, the Know How or the Trademark against any such institution in respect of any such non-commercial practice. However, SSI reserves no rights, and is granted no rights, in respect of the PIONEER platform under this Agreement. Any use by SSI of the PIONEER platform will require a separate agreement with Evaxion.

2.3	Third Party Beneficiaries / Estoppel: For the avoidance of doubt and except for the rights and licenses expressly granted by SSI under, this Agreement does not grant to Evaxion or any other person any right, title or interest by implication, estoppel or otherwise.

3.	SUBLICENSING & SUB-CONTRACTING

3.1	Evaxion shall, by means of entering into Sub-License Agreements with Third Parties, be entitled to sub-license its rights under the License granted as per Clause 2.1 above, provided that Evaxion must obligate the Third Party Sub-licensee(s) to procure all requirements for the Licensed Adjuvant from either an Interim Supplier or the Commercial Supplier, whomever is capable of manufacturing and supplying the Licensed Adjuvant. In addition, any Sub-license Agreement shall implement the following provisions:

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a)	Evaxion shall secure all appropriate covenants, obligations and rights from any Sub-licensee, to ensure that any Sub-licence Agreement is consistent with the terms of this Agreement;

b)	the Sub-license Agreement, and any further sub-license agreement granted, shall automatically terminate upon termination of this Agreement for any reason;

c)	Evaxion shall provide SSI with summary of each Sub-licence Agreement, and cause any Sub-licensee to provide SSI with a summary of further sub-license agreements entered into by any Sub-licensee or sub-sub-licensees as per Clause 3.1(d) below, which summaries shall be updated to the extent that Sub-license Agreements and/or further sub-license agreements are subsequently amended or supplemented. The summary shall be provided by Evaxion completing and submitting to SSI the Summary Template attached hereto as Schedule 4, Sub-license Agreement & sub-license agreement Summary Template. SSI shall not be obligated to verify that Evaxion as per the summaries has met its obligations as per this Clause 3.1, until the Parties may have a dispute questioning compliance. Were the Parties to commence dispute resolution as per Clause 18.12 below, Evaxion shall, for the purpose of the hearings and subject to confidentiality as per this Agreement, be obligated to disclose any Sub-license Agreement and sub-license agreement entered into; and,

d)	Sub-licensees shall have the right to provide further sub-licences to sub-sub-licensees, who shall in turn have the right to provide further sub-licences through any number of multiple tiers, all subject to each and every sub-license being made subject to this Clause 3.1 a) through d), and to any Sub-licensee being obligated vis-à-vis SSI as Evaxion is as per this Agreement, were this Agreement to be terminated and the sub-license upheld by a competent authority or court irrespectively of 3.1 b) above.

4.	PROVISION OF KNOW HOW

4.1	Application Know How: Upon request by Evaxion, SSI shall transfer to Evaxion all Application Know How. SSI shall confirm in writing to Evaxion that such transfer is complete after it has delivered to Evaxion all of such Application Know How. SSI shall reasonably assist Evaxion, at Evaxion’s request, in the use and understanding of the Application Know How and Licensed Adjuvant, including providing responses to follow-up or ad-hoc queries via email or telephone, provided, however, that Personnel designated by Evaxion to receive such advice must be fully trained and experienced in the formulation of adjuvants for vaccine use in humans.

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

5.	PROVISION OF LICENSED ADJUVANT

5.1	Supply of Licensed Adjuvant for Phase 3 Clinical Trials & commercialisation

5.1.1	Evaxion and the Commercial Supplier shall negotiate terms and conditions for the supply by the Commercial Supplier of Licensed Adjuvant as required by Evaxion for Phase 3 Clinical Trials and subsequent commercialization of the Vaccine. In the event that Evaxion and the Commercial Supplier are not able to agree to terms and conditions of such supply agreement acceptable to both parties before 20 December 2024 Evaxion shall be entitled to terminate this Agreement by a ten (10) days written notice to SSI.

5.1.2	In the event that the agreement between SSI and the Commercial Supplier and manufacturer of the Licensed Adjuvant is terminated, SSI will inform Evaxion hereof without unreasonable delay and in good faith work with Evaxion to try to identify a new manufacturer and supplier of the Licensed Adjuvant to meet the needs of Evaxion.

6.	PAYMENTS
6.1	Royalties

On Net Sales earned by Evaxion and its Affiliates, Evaxion shall pay to SSI a royalty amounting to [****].

6.2	Sub-license Income Sharing

6.2.1	On any Sub-license Income earned by Evaxion, and its Affiliates, whether under a Sub-license Agreement or otherwise, Evaxion shall pay to SSI a share, whether the Vaccine comprises a Project Vaccine or a Non-Project Vaccine. The size of the Sub-license Income share due to SSI shall be determined and reflect to which extent Evaxion has invested in carrying out the Phase 2 and Phase 3 Clinical Trials in respect of Vaccines prior to entering into the Sub-license Income generating agreement as follows:

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Tier	Date of Sub-licence Agreement with regard to a Vaccine	Sub-licence Income rate
1

The first Sub-license Agreement is entered into by Evaxion at any time i) after the initiation (first patient-first visit) of a Phase 2 Clinical Trial , but ii) prior to the initiation (first patient-first visit) of any Phase 3 Clinical Trial.

[****]
2	The first Sub-license Agreement is entered into by Evaxion at any time after the initiation (first patient-first visit) of a Phase 3 Clinical Trial.	[****]

6.2.2	Project Vaccine

6.2.2.1	The Sub-license Income rate applicable to Sub-license Income received by Evaxion or its Affiliates in consideration for the grant of a Sub-licence Agreement with regard to a Project Vaccine and the exploitation by a Third Party of a Sub-license Agreement with regard to a Project Vaccine shall be determined as per the Clause 6.2.1 table above, when the first Sub-licence Agreement is executed by Evaxion and its Sub-licensee.

6.2.2.2	Prior to the execution of the first Sub-license Agreement, the Sub-license Income rate applicable to Sub-license Income received by Evaxion or its Affiliates in consideration for the grant of an Option to License Agreement with regard to a Project Vaccine or the grant of letters of intent and any other non-binding document or arrangement that has as its main object the prospect of the entering into of a Sub-license Agreement or an Option to License Agreement with regard to a Project Vaccine, (“Project Vaccine Reservation Payments”), shall be split as per the Tier 1 stage.

6.2.2.3	The Sub-license Income rate that is fixed on the basis of the above principles in respect of the Sub-license Income generated in respect of the first Sub-license Agreement entered into after the Effective Date with regard to a Project Vaccine shall apply for any subsequent Sub-license Income generated in respect of any subsequent Sub-license Agreement entered into with regard to Project Vaccine(s) and any subsequent Project Vaccine Reservation Payments, irrespective of whether such subsequent sublicensing (or entering into of Option to License Agreement or letter of intent, etc.) occurs at a later or earlier stage of development (re the above tiers) than the stage where the sublicensing under the first Sub-license Agreement occurs. As an example, if the first Sub-licence Agreement with regard to a given Project Vacccine is entered into at the Tier 1 stage of development, fixing the Sub-license Income rate at [****], the Sub-license Income generated in respect of a subsequent Sub-license Agreement with regard to another Project Vaccine, entered into at Tier 1 stage of development (or an earlier stage of development), will also be fixed at [****], as will any Project Vaccine Reservation Payments (after the granting of such first Sub-license Agreement), and, if the first Sub-licence Agreement with regard to a given Project Vacccine is entered into at the Tier 2 stage of development, fixing the Sub-license Income rate at [****], the Sub-license Income generated in respect of a subsequent Sub-license Agreement with regard to another Project Vaccine, entered into at Tier 1 stage of development (or an earlier stage of development), as will any Project Vaccine Reservation Payments (after the granting of such first Sub-license Agreement), will also be fixed at [****].

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

6.2.3	Non-Project Vaccines.

6.2.3.1	For Non-Project Vaccines, the Sub-license Income rate shall be fixed on the basis of the above principles in respect of the Sub-license Income generated in respect of the first Sub-license Agreement entered into after the Effective Date with regard to a Non-Project Vaccine and shall apply for any subsequent Sub-license Income generated in respect of any subsequent Sub-license Agreement entered into with regard to Non-Project Vaccine(s), irrespective of whether such subsequent sublicensing occurs at a later or earlier stage of development (re the above tiers) than the stage where the sublicensing under the first Sub-license Agreement occurs. As an example, if the first Sub-licence Agreement with regard to a given Non-Project Vacccine is entered into at the Tier 1 stage of development, fixing the Sub-license Income rate at [****], the Sub-license Income generated in respect of a subsequent Sub-license Agreement with regard to another Non-Project Vaccine, entered into at Tier 1 stage of development (or an earlier stage of development), will also be fixed at [****], and, if the first Sub-licence Agreement with regard to a given Non-Project Vacccine is entered into at the Tier 2 stage of development, fixing the Sub-license Income rate at [****], the Sub-license Income generated in respect of a subsequent Sub-license Agreement with regard to another Non-Project Vaccine, entered into at Tier 1 stage of development (or an earlier stage of development), will also be fixed at [****].

6.2.3.2	The Sub-license Income rate applicable to Sub-license Income received by Evaxion or its Affiliates in consideration for the grant of an Option to License Agreement with regard to a Non-Project Vaccine or the grant of letters of intent and any other non-binding document or arrangement that has as its main object the prospect of the entering into of a Sub-license Agreement or an Option to License Agreement with regard to a Non-Project Vaccine shall, be determined on the basis of the principles set out in Clauses 6.2.2.1 and 6.2.2.3 above with regard to determining the Sub-license Income rate applicable to Project Vaccine Reservation Payments combined with the principles set out in Clause 6.2.3.1.

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

6.3	Development Cost Deduction

6.3.1	In acknowledgement of Evaxion’s contribution to the Vaccine development with regard to Project Vaccines, Evaxion shall be entitled, as per the principles set out in this Clause 6.3, to deduct [****]as per Clause 6.2 above.

6.3.2	When calculating [****] Income as per Clause 6.2 above, Evaxion may first deduct actually incurred and by Evaxion defrayed [****].

[****]

[****]

6.3.3	The amount to be [****] shall be declared at the time the first Sub-licence Agreement is issued.

6.4	Anti-Stacking, Prejudicing Third Party Patent Position Deductions

If it becomes necessary to obtain a license to any Third Party’s patent rights in order for Evaxion, including via Sub-licensees, to exploit any Patent Rights (the term “Patent Rights” shall for the purpose of this Clause 6.4 exclude those Patent Rights that relate to the Joint Patents) and/or Application Know-How, Evaxion shall inform SSI accordingly, it being understood, however, that Evaxion shall as soon as possible after having become aware thereof inform SSI of any such Third Party patent rights and SSI shall, using reasonable commercial efforts, take out the necessary license or amend the Licensed Know-How as required to eliminate the infringement and to the benefit of Evaxion, with a right for Evaxion to sub-license in accordance with Clause 3 above, (“Third Party License”), in accordance with the following principles:

a)	The negotiations with the Third Party shall be [****]

b)	SSI shall at [****] any Third Party License.

c)	Subject to the [****], SSI shall at [****] including any [****].

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

d)	SSI’s [****] by SSI and its Affiliates in respect of the [****] in question under all license agreements with licensees obtaining rights from SSI under the Third Party License (each a “SSI Licensee”). If there are no other SSI Licensees than Evaxion, SSI’s [****]

e)	The [****] to be made to the Third Party under the Third Party License, [****].

f)	Where SSI or its Affiliates [****] to any additional Third Party (i.e. SSI Sub-Licensee(s) other than Evaxion) in respect of the rights under the Third Party License, SSI shall [****] under such sub-license agreement with such additional SSI Sub-Licensee(s) shall be included [****]. Further, Evaxion’s [****].

g)	Any and all [****].

h)	SSI shall on a [****] provide documentation to Evaxion [****] under the Third Party License, including [****]. Evaxion shall have the right to [****].

7.	PAYMENT TERMS

7.1	Following the First Commercial Sale of each Vaccine in each country and during the Term of this Agreement, within [****], Evaxion shall, on a vaccine-by-vaccine and country-by-country basis, provide SSI with a statement for that [****] setting out: (a) the amount of gross sales, deductions applied, and Net Sales realized during the applicable [****]; (b) a calculation of the amount of royalty payment due in Euros on such Net Sales for such [****], including the exchange rates used as per Clause 7.4 below; and (c) the amount of withholding taxes, if any, deducted with respect to such royalties.

7.2	Following the grant of a Sub-licence as per Clause 3.1 above, within [****] after the end of each [****] in which Evaxion receives any Sub-licence Income, Evaxion shall provide SSI with a statement for that preceding [****] setting out the Sub-licence Income payment due in Euros for such [****].

7.3	Where any sum due to be paid to SSI hereunder is subject to any withholding or similar tax, the Parties shall use reasonable efforts to do such acts and things and to sign such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, Evaxion shall pay such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due SSI and secure and send to SSI the best available evidence of such payment sufficient to enable SSI to obtain a deduction for such withheld taxes or obtain a refund thereof.

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

7.4	If Vaccine is sold or supplied in a currency other than Euros, the amounts payable to SSI in respect of such sales under this Agreement shall be first determined in the currency of the country in which such sales took place and then converted into Euros using the average ECB Euro foreign exchange reference rate in effect on the day that effective payment is made to SSI.

8.	RECORDS AND INSPECTIONS

8.1	Maintenance of Records

Evaxion shall keep at its normal place of business accurate and up to date records and books of account showing the quantity and description of all Vaccine sold by Evaxion in each country of the Territory, the corresponding Net Sales, and any and all Sub-license Income earned by Evaxion or its Affiliates for a period [****] after the end of the [****] in which the Net Sales or the Sub-license Income are booked. Evaxion shall also keep at its normal place of business accurate and up to date records and books of account showing all external development costs incurred and deducted in accordance with Clause 6.3. Evaxion shall ensure that such records and books of accounts are sufficient to ascertain any payments due to SSI as per this Agreement.

8.2	Inspections

Evaxion shall, subject to appropriate confidentiality obligations being in place, make its records and books available for inspection during normal business hours at Evaxion’s normal place of business by an independent professional accountant appointed by SSI and reasonably acceptable to Evaxion for the purpose of verifying the amounts due to SSI under this Agreement and the accuracy of any statement provided by Evaxion to SSI in relation to Sub-licence Income. Any state authorized public accountant employed by an audit firm, which has not audited neither SSI nor Evaxion during the preceding ten (10) years or more shall be deemed to be acceptable to Evaxion, subject to such State Authorized Public Accountant and Audit Firm representing that they are not legally incapacitated in relation to carrying out the inspection.

8.2.1	SSI shall be entitled to have inspections carried out pursuant to Clause 9.2 [****] (and [****] following the termination or expiry of this Agreement) and not more than once with respect to any [****], unless irregularities are observed or suspected, on giving Evaxion at least [****] written notice prior to each inspection, unless irregularities are observed or suspected in which case inspection may be carried out without undue delay. No inspection may take place more than [****] later than the end of the [****] to which the inspection relates.

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.2.2	[****] shall bear the cost of carrying out the inspections referred to in Clause 9.2 unless there is an error of more than [****] in any [****] or Sub-licence Income statement provided by Evaxion or if irregularities comprising breaches of the applicable book keeping standards in which case Evaxion shall reimburse SSI for the amounts charged by the independent professional accountant in respect of making the relevant inspection. If SSI’s inspection shows that Evaxion has paid more than the amounts properly due under this Agreement then Evaxion shall be entitled to deduct such excess from any sums payable to SSI under this Agreement, except in respect of any inspection made after the expiry of the payment obligations under this Agreement, or where the repayment exceeds the amounts payable in the next [****], in which case SSI shall repay such excess payments to Evaxion. If SSI’s inspection reveals a deficit then Evaxion shall promptly make good the deficit. Overpayments or deficits shall be made good irrespective of whether the [****] threshold is reached or not.

8.2.3	Evaxion will cause an independent inspection of [****] license Income reported to be conducted at least every [****] as from the first year in which the annual sales (top line turn over) of Vaccines exceed [****]. The inspections will address, at a minimum, the amounts due to SSI under this Agreement and the accuracy of any statement provided by Evaxion to SSI in relation to Net Sales and Sub-licence Income, and whether the amount owed has been paid to SSI and is reflected in the records of Evaxion. Evaxion will submit the independent professional accountant's report promptly to SSI upon completion. Evaxion will pay for the entire cost of the inspection.

8.3	Diligence

8.3.1	Evaxion, directly or through its Affiliates or Sub-licensees, will use diligent efforts to develop, manufacture, and sell Vaccines

8.3.2	Evaxion shall provide annually updates during the Term on the progress of developing, manufacturing, and commercializing Vaccines. Within [****] after the end of each [****], Evaxion shall provide SSI with a written report following the format specified in Schedule 3 attached hereto.

9.	REGULATORY

9.1	Evaxion shall have the exclusive right, at its own cost, to file and maintain, in Evaxion’s name, any regulatory filings and regulatory applications necessary to obtain and maintain Product Approval for the Vaccine in the Territory. Evaxion may grant the rights set out in this Clause 9.1 to one or more of its Affiliates or Sub-licensees.

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

9.2	With regard to batches released directly from SSI before the effective date, SSI will to a reasonable extent assist Evaxion or its designates in obtaining Vaccine INDs and, eventually, Product Approval for Vaccines, by [****] [****] to upload Know How to and as required by regulatory authorities, as restricted files, i.e. non-accessible [****] Clause 9.2 shall be rendered to and paid for by Evaxion. The payment to be made by Evaxion for these services shall be made by [****].

10.	NO IMPLIED LICENCES

10.1	Except for those rights expressly granted under this Agreement, nothing herein shall be construed as creating, granting, or conveying to either Party any licence, right, title, or other interest in or to any intellectual property rights Controlled by the other Party or its Affiliates, whether by implication or otherwise.

11.	MANAGEMENT OF PATENT RIGHTS

11.1	Patent Rights

11.1.1	SSI shall be responsible for, and undertake or cause to be undertaken, the preparation, filing, prosecution, and maintenance of the Patent Rights. SSI shall [****] after the Effective Date. SSI shall provide to Evaxion (or its designated counsel) copies of [****] and SSI shall keep Evaxion (or its designated counsel) [****] Joint Patents.

11.1.2	Evaxion shall be responsible for, and undertake or cause to be undertaken, the filing, prosecution, and maintenance of the Joint Patents as provided for in the [****].

12.	INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS

12.1	Exclusion of the “Joint Patents”

“Patent Rights” shall for the purpose of this Clause 12 [****]. Any infringement procedure and litigation with respect to [****].

12.2	Infringement Procedure

If Evaxion or SSI learns of any infringement or suspected infringement of Patent Rights, or if a Third Party files a declaratory judgment action with respect to any Patent Rights, the Party who learns of the infringement will notify the other Party in writing and will provide the other Party with any evidence of the infringement available [****] will use reasonable efforts to handle the infringement without litigation. If [****] is not successful in stopping the infringement [****] after the alleged infringer has been formally notified of the infringement, SSI and Evaxion will discuss and agree on possible courses of action with the view of protecting the Vaccine market position in the Territory. In this respect the Parties may also consider data protection and other regulatory mechanisms potentially protecting Evaxion’s Vaccine Product market position and, hence, rendering the enforcement of the Patent Rights superfluous.

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

12.3	Litigation & Costs

[****] is not obligated to bring an infringement action, but may at its discretion institute and prosecute a suit or defend any declaratory judgment action. [****] will bear the entire cost of the litigation and will retain the entire amount of any recovery or settlement. [****] may, for standing purposes, name Evaxion as a party to any proceedings relating to Evaxion’s Exclusive rights under this Agreement and will, if [****] decides to institute suit, notify Evaxion hereof in writing. [****] shall, to the extent Evaxion is so named, obtain Evaxion’s prior written consent before executing procedural steps implying risks or costs to Evaxion.

12.4	[****] incurred by Evaxion assisting [****] in any enforcement proceedings, shall be reimbursed by [****]to Evaxion. For the sake of clarity, Evaxion shall not be obligated to assist [****]in enforcement proceedings.

13.	CONFIDENTIALITY

13.1	In this Agreement, “Confidential Information” shall mean any and all data, results, Know How, show-how, software, algorithms, inventions, designs, trade secrets, plans, forecasts, analyses, evaluations, research, technical information, manufacturing processes, business information, financial information, business plans, strategies, customer lists, marketing plans, including the existence and the terms of this Agreement, and any other information whether oral, in writing, in electronic form, or in any other form; and any physical items, compounds, components, samples, or other materials disclosed by one Party or any of its Affiliates (the “Disclosing Party”) to the other Party or any of its Affiliates (the “Receiving Party”) before, on, or after the Effective Date.

13.2	The Receiving Party agrees to keep confidential all Confidential Information disclosed to it by the Disclosing Party and any information of any kind whatsoever which may be made available to such Receiving Party by the Disclosing Party during pre-contractual negotiations or in connection with the execution of this Agreement. No Receiving Party will publish or disclose any Confidential Information to any Third Party without the prior written agreement of the Disclosing Party, except that either Party may disclose such information to its staff and natural and legal persons in its service as per Clause 13.3, as well as to its Affiliates, Sub-licensees (this right is only applicable to Evaxion), subcontractors, and advisors and any staff or natural or legal persons in the service of the former, provided that such persons are bound by obligations of confidentiality no less onerous than those set out in this Agreement. Either Party may further disclose Confidential Information as set out in Clause 13.6.

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

13.3	Each Party agrees to ensure that its Personnel observe the provisions of this Clause 13, as well as any natural or legal person in its service in any capacity whatsoever.

13.4	The confidentiality obligations imposed pursuant to Clause 13.2 will not apply to information in respect of which the Receiving Party can prove:

a)	that it disclosed it after having obtained the prior written permission of the Disclosing Party or that it had already been made public by the Disclosing Party;

b)	that it was in the public domain at the time of communication to the Receiving Party, or that it came into the public domain after receipt by the Receiving Party of such information at no fault on the part of the Receiving Party;

c)	that it was received from a Third Party lawfully;

d)	that, on the date of its communication by the Disclosing Party, the Receiving Party was already in possession thereof;

e)	that it is independently discovered after the date of communication by the Receiving Party or one of its Affiliates without the application or use of such information; or

f)	that the Parties agree in writing is not confidential or may be disclosed.

13.5	Either Party may disclose Confidential Information that would otherwise be subject to the provisions of this Clause 13 to the extent that it is required to be disclosed by the application of a mandatory legal or regulatory provision or by the listing rules of an applicable stock exchange or by the application of a final judgment or an arbitral decision, provided that to the extent it is legally permitted to do so, the Receiving Party shall:

a)	immediately notify the Disclosing Party in writing that such disclosure is required and provide the reasons on which this is based in order to enable the Disclosing Party, if it so wishes, to seek a protective order or other appropriate remedy; if however the Receiving Party is unable to provide adequate written notice prior to disclosure, the Receiving Party shall inform the Disclosing Party immediately after the disclosure of the full circumstances of the disclosure and the information which has been disclosed; and

b)	only disclose such Confidential Information to the extent that is legally required.

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

13.6	Without limitation to disclosure of Confidential Information pursuant to Clauses 13.2 and 13.5 or use of Confidential Information for the purpose of exploiting its rights under or pursuant to this Agreement, either Party, its Affiliates and Sub-licensees may use and disclose Confidential Information for the purposes of:

a)	prosecuting or defending litigation or filing or prosecuting Patent Rights;

b)	regulatory filings and other filings with governmental authorities necessary for the development or commercialization of a Vaccine, including as required in connection with any filing, application, or request for regulatory approval; and

c)	financial discussions with any actual or bona fide potential investor, stockholder, investment banker, acquirer, merger partner, licensee or sub-licensee, or other potential or actual partner or their agents; provided that each disclosee must be bound by obligations of confidentiality and non-use at least as equivalent in scope as and no less restrictive than those set forth in this Clause 13 prior to any such disclosure.

13.7	The provisions of this Clause 13 shall commence on the Effective Date and shall continue during the Term of this Agreement and for ten (10) years after expiry or termination. Information deemed “Confidential Information” disclosed under the Original License Agreement shall also be deemed Confidential Information disclosed under this Agreement and thereby be subject to and governed by this Clause 13.

14.	WARRANTIES & REPRESENTATIONS

14.1	Warranties given by both Parties

Each Party warrants to the other Party that:

14.1.1	it is duly organised, validly existing, and in good standing as a corporation or other entity or body as represented herein under the laws and regulations of its jurisdiction of incorporation, organisation, or chartering;

14.1.2	it has, and throughout the term of this Agreement shall retain, the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

14.1.3	the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorised by all necessary organisational action of the Party;

14.1.4	when executed and delivered by such Party, this Agreement shall constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms; and

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

14.1.5	there exists no commitment or agreement with any Third Party which would interfere with or preclude the diligent and complete fulfilment of its obligation under this Agreement.

14.2	Warranties given by SSI

SSI warrants to Evaxion that:

14.2.1	SSI has, as of the Effective Date, full ownership, or is in Control, of the entire right, title, and interest in and to the Patent Rights;

14.2.2	SSI has, to the best of its knowledge and as of the Effective Date has full ownership, or is in Control, of the entire right, title, and interest in and to the Licensed Know How;

14.2.3	SSI has, as of the Effective Date, the full right, power, and authority to grant the Licence;

14.2.4	none of the Patent Rights have been found to be invalid and SSI is not aware of any information that would result in their being rendered invalid in any jurisdiction;

14.2.5	SSI is not aware of any Third Party infringing the Patent Rights; and,

14.2.6	no written notice has been received by SSI which alleges that the exercise of the licensed rights or use of the Licensed Adjuvant as contemplated by this Agreement infringe the rights of any Third Party and SSI is not aware of any Third Party’s intellectual property rights that would be infringed by Evaxion’s exercise of the rights granted in this Agreement.

14.3	For clarity, SSI has not made any freedom to operate investigations with respect to use the Patent Rights.

14.4	Representations given by Evaxion

Evaxion represents to SSI that:

14.4.1	Evaxion, as of the Effective Date, to the best of its knowledge and belief is in Control of PIONEER, a unique proprietary artificial intelligence platform utilizing and integrating the power of neural networks, big data, and supercomputing enabling identification of targets for immunotherapies targeting cancer and used for the purpose of the Project;

14.4.2	No part of any intellectual property rights sustaining operation of the PIONEER platform has, to the best of Evaxion’s knowledge and belief and as of the Effective Date, been found to be invalid and Evaxion is not aware of any information that would result in Evaxion being deprived its right and ability to exploit the PIONEER platform; and,

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

14.4.3	Evaxion is, as of the Effective Date, not aware of any Third Party infringing intellectual property rights sustaining Evaxion’s operation of the PIONEER platform.

14.5	Exclusion of Implied Warranties

Without prejudice to the warranties given in this Clause 14, all statements and representations (other than fraudulent misrepresentations) warranties, terms, and conditions (except for those set out in this Agreement) implied by statute, common law, or otherwise are hereby excluded to the maximum extent permissible by law.

15.	LIMITATION OF LIABILITY

15.1	Subject to the provisions of Clauses 15.3 and 15.6, and the warranties given in Clause 14, SSI and its Affiliates shall have no liability to Evaxion, its Affiliates or any Sub-licensees, whether in contract, tort, negligence, or otherwise for any loss or damage arising out of or in connection with:

a)	any research, development, manufacture, use, distribution, or supply of the Vaccine by or on behalf of Evaxion or its Sub-licensees; or

b)	any possession or use by a Third Party of the Vaccine manufactured or supplied by or on behalf of Evaxion or its Sub-licensees; or

c)	product liability related claims or losses for defects in the Licensed Adjuvant, which have been manufactured by the Commercial Supplier, unless the Manufacturing Know How applied by the Commercial Supplier is proven to have caused the Loss, as defined below, and is proven defective.

15.2	Each Party shall indemnify, defend and hold harmless the other Party against (and shall reimburse the other Party) all liabilities, damages, losses and expenses (including reasonable attorneys’ fees and expenses of litigation) (“Losses”) incurred by or imposed upon the Party having incurred a Loss, if such Loss is a result of claims, suits, actions or demands asserted by Third Parties, or Affiliates seeking recourse, or judgments obtained by Third Parties or Affiliates seeking recourse, with regard to or as consequence of (a) the indemnifying Party’s breach of this Agreement, including any warranties hereunder, or the acts or omissions of any of the indemnifying Party’s Affiliates or Sub-licensees, or (b) the exploitation of rights granted pursuant to this Agreement, including, without limitation, intellectual property rights infringement, personal injury and product liability claims, except in each case to the extent that such Losses have arisen due to the indemnified Party’s gross negligence or willful acts or omissions. For the avoidance of doubt, Evaxion shall not be liable to SSI under this Clause 15.2 with regard to claims that the Patent Rights or Know How, infringe the rights of any Third Party.

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

15.3	Subject to Clause 15.2, neither Party shall be liable for any loss of profits or any indirect, incidental, special, exemplary, punitive, or consequential damages, however caused and on any theory of liability, whether in contract, tort, negligence, breach of statutory duty, or otherwise, in connection with or arising out of this Agreement, even if advised of the possibility of such damages.

15.4	The total liability of either Party under this Agreement will be capped at [****].

15.5	SSI cannot [****] Evaxion [****] obligations, see Clause 8.3, if Evaxion cannot [****] that are required in order for Evaxion to be able [****] obligations and [****] therewith, without such[****], would cause an infringement of the [****] rights.

15.6	No provision of this Agreement shall operate to:

15.6.1	exclude any provision implied into this Agreement by Danish law and which may not be excluded by Danish law;

15.6.2	limit or exclude the liability of either Party:

(i)	for its breach of the confidentiality obligations set out in Clause 13; or

(ii)	for any payments properly owing to SSI pursuant to Clause 6; or

15.6.3	limit or exclude any liability, right, or remedy to a greater extent than is permissible under Danish law in relation to (1) death or personal injury caused by the negligence of a Party to this Agreement or (2) fraudulent misrepresentation or deceit.

15.7	Evaxion shall effect and maintain at its own expense human clinical trial insurance programs taken out with investment grade insurers covering Phase 1, 2 and/or 3 Clinical Trials as required, and, no later than when accomplishing the First Commercial Sale, a general commercial liability insurance, including product liability insurance, deemed adequate to cover Evaxion’s obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated during the term of this Agreement and three (3) years thereafter. Evaxion shall provide SSI with written evidence of such insurance upon request.

16.	TERM AND TERMINATION

16.1	This Agreement is in effect for the duration of the Term comprising the period running from the Effective Date until the earlier of the follwing dates:

(i)	the effective date of termination as per Clauses 16.2, 16.3, 16.4 or 16.5, or

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(ii)	(a) the date of a fixed period of ten (10) years commencing on the first calendar day of the calendar month following the First Commercial Sale of any Vaccine anywhere in the Territory or (b) the date of expiration of the last of the Valid Claims, whichever (of (a) or (b)) comes last..

16.2	Termination

Either Party may terminate this Agreement with immediate effect by giving the other Party written notice of termination if:

16.2.1	the other Party commits a material breach of this Agreement, including breach of warranties, which is not capable of remedy; or,

16.2.2	the other Party commits a material breach of this Agreement which is capable of remedy and, having been notified of such breach, fails to remedy it within [****] after notification.

16.3	This Agreement may be terminated by either Party with immediate effect by written notice to the other Party if an order is made or a resolution passed for the winding up of the other Party (other than for the purpose of a solvent scheme of reconstruction or amalgamation).

16.4	Apart from termination pursuant to Clauses 5.1.1, 16.2 and 16.3, Evaxion may only terminate this Agreement for the following reasons:

(i)	on the grounds of lack of efficacy of a Vaccine, as a result of which Evaxion determines not to progress with the development and commercialisation of such Vaccine, and

(ii)	due to safety concerns, market and/or competitive situation that would prevent commercialisation of a Vaccine. If Evaxion terminates the Agreement pursuant to this Clause 16.4, it shall do so by providing SSI a [****] written notice of termination.

16.5	SSI may not terminate this Agreement, but in accordance with Clauses 16.2 or 16.3.

17.	CONSEQUENCES OF EXPIRY OR TERMINATION

17.1	On termination (but not expiry) of this Agreement for any reason:

17.1.1	the Licence shall terminate automatically and rights granted by SSI pursuant to this Agreement shall terminate as of the effective date of termination;

17.1.2	Evaxion shall pay any outstanding amounts due to SSI as of the effective date of termination, including, although subject to mitigation, any pre-order committed amounts for supply of the Phase 2 Stock. Where the termination is due to SSI’s material breach of the Agreement, see Clause 16.2, Evaxion shall be entitled to set-off any loss in such outstanding amounts due to SSI;

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

17.1.3	except where the termination is due to SSI’s material breach of the Agreement or the winding-up of SSI, see Clauses 16.2 and 16.3, Evaxion, its Affiliates and any Sub-licensees shall either, at SSI’s discretion, i) immediately cease developing, manufacturing and commercializing any Vaccine, which includes ceasing sublicensing Evaxion’s proprietary PIONEER platform to the extent such sublicensing allow commercialising the Vaccine (for the avoidance of doubt, other vaccines based on the PIONEER platform - that are not administrated together or in combination with Licensed Adjuvant - can still be developed, manufactured and commercialised and Evaxion shall not be limited from sublicensing its rights to the PIONEER platform for such purpose) or, ii) continue paying SSI as per Clause 6 until expiry as per Clause 16.1, ii) as had the Agreement not been terminated as per Clause 16.1, it being agreed by the Parties that the back-loaded royalty and Sub-license Income payments called for as per Clause 6 above, comprise the lifetime value of the rights granted by this Agreement. Where the termination of this Agreement is due to SSI’s material breach of the Agreement or the winding-up of SSI, see Clauses 16.2 and 16.3, Evaxion shall cease having the rights granted under the License as in case of any other termination, but SSI shall in such event not be entitled to request any continued payments as per Clause 6 above, provided however that payments having fallen due prior to the effective date of termination must still be settled;

17.1.4	if requested by Evaxion, SSI will loyally consider procuring, as soon as reasonably practicable, that any Sub-licensee becomes a direct licensee of SSI or its designate subject to financial terms similar to the financial terms set forth in this Agreement, provided however that SSI reserves the right at its subjective discretion not to accept such novation;

17.1.5	each Party shall return to the other all Confidential Information, including any Know How, belonging to the other Party and any copies thereof, provided that SSI and, if Evaxion immediately ceases developing, manufacturing and commercializing any Vaccine, Evaxion shall have the right to retain one (1) copy of the Confidential Information in a secure location solely for purposes of identifying its confidentiality obligations under Clause 13. Such retention may last for the duration of the confidentiality period set out in Clause 13.7, whereafter it must be returned. Each Party shall provide a signed statement from its duly authorised officer that the Party’s obligations under this Clause 17.1.5 have been complied with.

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

17.2	On expiry of this Agreement as per Clause 16.1, the Licence shall be deemed fully paid up, royalty-free, irrevocable, and perpetual in the Territory, provided, however, that SSI [****] any Patent Rights or Know How or the Trademark.

17.3	Termination or expiration of this Agreement for any reason shall be without prejudice to (a) the survival of rights specifically stated in this Agreement to survive; (b) the rights and obligations of the Parties provided in Clause 8 (Records and Inspections), 10 (No Implied Licenses), 13 (Confidentiality), 15 (Limitation of Liability), 17 (Consequences of Expiry or Termination), 18.12 (Law and Venue); and (c) any other rights or remedies provided at law or equity which either Party may otherwise have.

18.	GENERAL

18.1	Notices

Any notice to be given pursuant to this Agreement shall be in writing in English and shall be delivered as a PDF document attached to an electronic mail confirmed by registered mail sent to the address of the recipient Party set out below or such other address as a Party may from time to time designate by written notice to the other Party.

Address of SSI

Artillerivej 5

DK-2300 Copenhagen S

Denmark

For the attention of:

Direktionsekretariatet,

Virksomhedsjurist, e-mail: [****], with a required copy to Head of Business Development email: [****]

Address of Evaxion Dr Neergaards Vej 5F, DK-2970 Hørsholm Denmark For the attention of: Chief Executive Officer e-mail: info@evaxion-biotech.com

18.2	Any notice given pursuant to Clause 18.1 above shall be deemed to have been received on the earlier of the day of receipt provided receipt occurs on a Business Day of the recipient Party or otherwise on the next following Business Day of the recipient Party.

18.3	Any notice that is required in this Agreement to be given in writing shall not be effective if sent only by e-mail.

18.4	Severability

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

If the whole or any part of this Agreement is or becomes or is declared illegal, invalid, or unenforceable in any jurisdiction for any reason (including both by reason of the provisions of any legislation and also by reason of any court or competent authority which either has jurisdiction over this Agreement or has jurisdiction over either of the Parties):

18.4.1	in the case of the illegality, invalidity, or un-enforceability of the whole of this Agreement it shall terminate only in relation to the jurisdiction in question; or

18.4.2	in the case of the illegality, invalidity, or un-enforceability of part of this Agreement, that part shall be severed from this Agreement in the jurisdiction in question and that illegality, invalidity, or un-enforceability shall not, subject to Clause 18.5 below, prejudice or affect the remaining parts of this Agreement which shall continue in full force and effect.

18.5	If, in the reasonable opinion of a Party, any severance under Clause 18.4 materially affects the commercial basis of this Agreement, then the Parties shall enter into revised arrangements to eliminate the material effect and result in the same commercial effects as originally agreed upon.

18.6	Waiver

Neither Party shall be deemed to have waived any of its rights or remedies under this Agreement unless the waiver is expressly made in writing and signed and delivered by a duly authorised representative of the waiving Party. In particular, no delay or failure of a Party in exercising or enforcing any of its rights or remedies under this Agreement shall operate as a waiver of those rights or remedies or preclude or impair the exercise or enforcement of those rights or remedies nor shall any partial exercise or enforcement of any right or remedy by a Party preclude or impair such Party’s exercise or enforcement of any other right or remedy.

18.7	Entire Agreement and Amendments

This Agreement, including by reference the Recitals hereto, which shall be deemed to have contractual status as were the provisions included in the Agreement as such, constitutes the entire agreement and understanding of the Parties relating to the subject matter of this Agreement and supersedes any prior agreement or understanding between the Parties relating to the subject matter of this Agreement.

The Parties acknowledge that in entering into this Agreement they do not rely on any statement, representation (including any negligent misrepresentation but excluding any fraudulent misrepresentation), warranty, course of dealing, custom, or understanding except for the warranties expressly set out in this Agreement.

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

No change shall be made to this Agreement except in writing signed by a duly authorised representative of each Party.

18.8	Relationship of the Parties

Nothing in this Agreement shall create or imply an agency, partnership, or joint venture between the Parties. Neither Party shall act or describe itself as the agent of the other Party nor shall either Party have or represent that it has any authority to make commitments on behalf of the other.

18.9	Assignment

18.9.1	Evaxion may assign this Agreement in connection with a transaction involving all or substantially all of Evaxion’s PIONEER and Vaccine related assets, provided that Evaxion’s assignee’s financial standing and technical and scientific capabilities are not materially inferior to the financial standing, technical, scientific and commercialization capabilities (the latter in terms of ability and willingness to exploit the License of Evaxion at the time of the transaction.

18.9.2	Evaxion may perform any obligations and exercise any right under the License through any of its Affiliates, subject to Evaxion standing surety on a no-fault basis (strict liability for breach of, inter alia, confidentiality provisions) for the compliance with this Agreement and performance of this Agreement by such Affiliates. Nothing in this Clause 18.9.2 shall limit SSI’s right or ability to execute injunction or other legal proceedings against such Affiliates. For the avoidance of doubt, Evaxion may not perform any obligations or exercise any right with regard to the manufacturing of Licensed Adjuvant through any of its Affiliates

18.9.3	SSI may assign its rights and obligations under this Agreement for the purpose of changing its legal status to accommodate instructions received from the Danish State regarding SSI’s structure or modus operandi, including an instruction for SSI to transform into e.g. a limited company in accordance with the Danish Companies Act.

18.9.4	SSI may perform any obligations and exercise any rights under this Agreement through any of its Affiliates, subject to SSI standing surety on a no-fault basis (strict liability for breach of, inter alia, confidentiality provisions) for the compliance with this Agreement and performance of this Agreement by such Affiliates. Nothing in this Clause 18.9.4 shall limit Evaxion’s right or ability to execute injunction or other legal proceedings against such Affiliates.

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

18.9.5	If a Party delegates all or any of its obligations under the License to an Affiliate, the delegating Party shall:

(i)	remain fully responsible to the other Party for the proper performance of those obligations by the Affiliate; and

(ii)	be liable to the other Party for any negligent act or omission made by the Affiliate or its Personnel in relation thereto.

18.9.6	The Parties shall procure that their respective Affiliates comply with the provisions of this Agreement as if they were Parties to this Agreement, and shall vis-à-vis each other stand surety for any Affiliate performance and compliance.

18.10	Publicity & Non-disclosure

18.10.1	Neither of the Parties shall use the name, seal, logo, trade mark, or service mark of the other Party or any of their Affiliates, or any adaptation thereof (including in any advertising, publicity, or other public statements) without prior written consent obtained from the other Party, or its Affiliates, as the case may be, except where required by applicable law or regulation. Notwithstanding the former, i) SSI may require Vaccines to be sold under a legible legend comprising the wording “CAF®09b based Vaccine Manufactured under license from SSI” or similar to be determined by SSI acting in good faith, and ii) the Parties may identify each other and the nature of the cooperation in financial reports prepared for the sole purpose of complying with stock exchange or regulatory requirements, provided that the wording is approved in advance by the Party not issuing the report.

18.10.2	A Party may only release a press release or other public disclosure related to this Agreement if the form and manner of the press release or other public disclosure has been approved by the other Party prior to such release or disclosure, such approval not to be unreasonably withheld, conditioned, or delayed. The issuing Party shall be solely responsible for any breaches of pharmaceutical advertising rules following from publications comprising descriptions or statements regarding the Licensed Adjuvant or Vaccines, without recourse to the other Party.

18.11	Third Party Rights

Nothing in this Agreement shall confer on any Third Party any rights under, or the right to enforce any provision of, this Agreement.

18.12	Law and Venue

The validity, construction, and performance of this Agreement shall be governed by the laws of the Kingdom of Denmark. Any claim, dispute, or controversy arising out of or related to this Agreement shall be adjudicated pursuant to the laws of the Kingdom of Denmark. The Parties agree to the provisions of Clause 18.12.2 below, providing for the exclusive mechanism for resolution of disputes arising hereunder, except that nothing in this Agreement shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect either Party’s rights under this Agreement or Confidential Information. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be.

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

18.12.1	In the event of any controversy or claim arising out of or relating to this Agreement, or the rights or obligations of the Parties hereunder, the Parties shall first try to settle their differences amicably between themselves. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within [****] after such notice, appropriate representatives of the Parties shall meet for attempted resolution by good faith negotiations. If such representatives are unable to promptly resolve such disputed matter within said [****], either Party may refer the matter by written notice to the other Party’s Chief Executive Officer, or his/her designee for discussion and resolution. If such individuals or their designees are unable to resolve such dispute within [****] after such written notice, either Party may initiate proceedings in accordance with the provisions of Clause 18.12.2.

18.12.2	The Parties agree to submit to the exclusive jurisdiction of the Maritime and Commercial High Court in Copenhagen in relation to any dispute arising out of, under, or in connection with this Agreement, or - if said court is not competent in relation to the dispute arisen - the Lyngby City Court as court of first instance.

18.13	Counterparts

18.13.1	This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Agreement, but all the counterparts shall together constitute the same agreement.

18.13.2	Transmission of an executed counterpart of this Agreement (but for the avoidance of doubt not just a signature page) by email in PDF format shall take effect as delivery of an executed counterpart of this Agreement. If such method of delivery is adopted, without prejudice to the validity of the Agreement thus made, each Party shall provide the other with the original of such counterpart as soon as reasonably possible thereafter.

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

18.13.3	If this Agreement is executed in counterparts, it shall not be effective unless and until each Party has executed and delivered a counterpart to the other Party.

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[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

AGREED by the Parties through their duly authorised representatives on the date written at the start of this Agreement.

For and on behalf of Statens Serum Institut:	For and on behalf of Evaxion Biotech A/S:
Date ..........................……………….	Date ...............................…………
Signed ...........................……………….	Signed ...............................…………
Full Name Ole Jensen ...........................……………….	Full Name: Jesper Nyegaard Nissen ...............................…………
Title:VP ............................………………	Title: CFO ...............................…………

Date ..........................……………….	Date ...............................…………
Signed ...........................……………….	Signed ...............................…………
Full Name ...........................……………….	Full Name: Christian Kanstrup ...............................…………
Title ...........................………………	Title: CEO ...............................…………

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE 1: LICENSED PATENTS

PCT/EP2020/050058 - Filing date: 03.01.2020

Country	Application No	Status
AU	2020204779	Pending
CA	3,124,905	Pending
CN	202080011462.7	Pending
JP	2021-539155	Pending
EP	20700065.4	Pending
US	17/420,315	Pending

WO2006/002642 “Compositions and methods for stabilizing lipid-based adjuvant formulations using glycolipids” - Filing date: 05.07.2005

Country	Patent No.		Status
AU	2005259685		Granted
BR	P10512757-2		Granted
CA	2572985		Granted
CN	1980638		Granted
EP*	1765289		Granted

*Validated in:	AT/BE/CH/CZ/DE/DK/EE/ES/FI/FR/GB/GR/HU/IE/IT/LI/LT/LU/LV/MC/ NL/PL/PT/RO/SE/SI/SK/TR
IN	2/DELNP/2007		Granted
JP	4987704		Granted
KR	101275837		Granted
US	7,749,520 (+ PTE of 1119 days)		Granted
US	US8,277,823 (+ PTE of 81 days)		Granted
ZA	2007/01043	ZA200701043 (B)	Granted

WO2009/003474 “The use of monomycolyl glycerol (MMG) as an adjuvant” - Filing date: 26.06.2008

Country	Application / Patent No.	Status
AU	2008271756	Granted
BR	PI0811796-9	Pending
CA	2691840	Granted
CN	101790384	Granted
EP*	2167124	Granted

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

*Validated in: AT/BE/CH/CZ/DE/DK/EE/ES/FI/FR/GB/GR/HR/HU/IE/IT/LI/LT/LU/LV/NL/PL/PT/RO/SE/SI/SK/TR
HK	1143086	Granted
IL	203016	Granted
IN	567/DELNP/2010	Granted
JP	5689314	Granted
KR	20100045449	Granted
RU	2479317	Granted
US	8,563,009 (+PTE of 651 days)	Granted

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE 2: Licensed ADJUVANT & Licensed Know How

Part A – Licensed Adjuvant

Cationic Adjuvant Formulation 09b (Licensed Adjuvant) consisting of DDA/MMG liposomes to which has been bound PolyI:C.

Part B - Application Know How

Formulation Vaccines

SSI has extensive knowledge and formulation expertise for vaccines with the Licensed Adjuvant, as well as clinical and preclinical experience with Licensed Adjuvant based vaccines

[****]

Use of Licensed Adjuvant and vaccines with Licensed Adjuvant

[****]

Part C –Manufacturing Know How

Manufacturing of Licensed Adjuvant

SSI has extensive knowledge and production expertise for the Licensed Adjuvant

[****]

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SCHEDULE 3: PROGRESS REPORT

[****]

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SCHEDULE 4: SUMMARY TEMPLATE

[****]

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.